Exhibit 10.6
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 31, 2005, by and among Torgo Ltd., a Texas limited partnership (the “Purchaser”), ELK TECHNOLOGY GROUP, INC., a Delaware corporation (the “Parent”), and OEL, Ltd., d.b.a. “Ortloff Engineers, Ltd.”, a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in the attached Exhibit A.
     The Parent owns all of the outstanding shares of capital stock (the “Shares”) of the Company. The Purchaser desires to purchase certain assets of the Company and to assume certain of the obligations and liabilities of the Company, and the Company desires to sell such assets to the Purchaser and to assign such obligations and liabilities to the Purchaser on the terms and conditions set forth in this Agreement (such sale, purchase, assignment and assumption, the “Transaction”).
     In consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, except as otherwise specifically provided in this Agreement, the Company will grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Company, all right, title and interest of the Company in and to (a) the business of the Company as a going concern (the “Business”) and (b) all of the assets, properties and rights of the Company of every kind and description, real, personal and mixed, tangible and intangible, wherever situated other than the Excluded Assets including, but not limited to, those assets set forth on Schedule 1.1 (which Business, assets, properties and rights are collectively referred to in this Agreement as the “Assets”), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Assumed Liabilities and liens for taxes not yet due and payable. The Company and the Parent shall use commercially reasonable efforts to obtain consents, to the extent required pursuant to Sections 6.1(f) and 6.2(f), of other parties to the Contracts included in the Assets.
     1.2 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include (a) if the Effective Date is the Closing Date, cash, cash equivalents and marketable securities, (b) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Company as a corporation, (c) the rights that accrue to the Company under this Agreement and any documents, instruments or agreements executed in connection herewith, (d) the Company Long Term Receivables, (e) 25% of the Scheduled Relationships Receivables, (f) prepaid Taxes, (g) prepaid insurance, (h) notes payable by the Company’s employees to ElkCorp or any of its Affiliates and (i) all accounts receivable owed by OGP/PGB in the approximate amount of $242,892 (collectively, the “Excluded Assets”).
     1.3 Assumed Liabilities. The Purchaser will assume, in connection with the Contemplated Transactions, the liabilities and obligations of the Company described on Schedule 1.3 (collectively, the “Assumed Liabilities”). To the extent that Parent or the Company pay any Assumed Liabilities after Closing, Purchaser shall promptly reimburse Purchaser or Company for the amount of such payment upon
Asset Purchase Agreement

presentation of reasonably appropriate documentation. If any third-party’s consent or approval to the assignment or other transfer to the Purchaser of a contract to be transferred pursuant to this Agreement has not been obtained prior to the Closing, then as to the burdens, obligations, rights or benefits under or pursuant to such contracts (collectively, the “Rights”) not assignable to the Purchaser because such consent or approval has not been obtained: (a) Company or Parent, as the case may be, shall hold the Rights in trust for Purchaser, for the account and benefit of Purchaser; (b) after the Closing, (i) Company or Parent, as the case may be, shall take such reasonable actions and do all such things as shall be reasonably necessary or desirable in order that the value of the Rights shall be preserved and shall inure to the benefit of Purchaser and such that all benefits under the Rights may be received by Purchaser, and (ii) Purchaser shall perform the burdens and obligations under such Rights; and (c) after the Closing, Company, Parent and Purchaser shall continue to use their respective reasonable efforts to obtain such consent or approval. All liabilities of the Company other than the Assumed Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Company. Purchaser is not assuming any debt, liability or obligation of the Company, whether known or unknown, fixed or contingent, except as herein specifically otherwise provided.
     1.4 Purchase Price. The cash purchase price (the “Purchase Price”) for the Assets is the sum of (a) $14,257,108 plus (b) the amount of the Purchase Price Adjustment calculated pursuant to Section 1.8 plus (c) if the Effective Date is May 1, 2005, the amount of the cash advances (including by way of loans) by the Parent to the Company subsequent to April 30, 2005 and prior to the Closing Date in the Ordinary Course of Business less the aggregate amounts of cash distributed (including by way of repayment of loans) by the Company to the Parent subsequent to April 30, 2005 and prior to the Closing Date. As of the date of this Agreement, the cash amount to be paid is $13,619,722. At the Closing, the Purchaser will pay to the Parent the Purchase Price by wire transfer of immediately available funds to an account designated by the Parent on the Closing Date. In addition, the Purchaser shall pay to the Parent the Company Long Term Receivables and Scheduled Relationship Receivables referred to in Section 1.2 pursuant to Section 9.5 promptly after Purchaser’s receipt of payment for such receivables.
     1.5 Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated to the Assets in accordance with Schedule 1.5 hereto. The parties hereto acknowledge that such allocation is based on the fair market value of the Assets and shall be binding upon the parties hereto for Tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Schedule 1.5 for Tax purposes. As soon as practicable following Closing, the parties shall exchange mutually acceptable and completed IRS Forms 8594 which they shall use to report the Contemplated Transactions to the Internal Revenue Service in accordance with such allocation.
     1.6 Closing. The parties agree to conduct the closing of the Transaction (“Closing”) at the offices of Baker & McKenzie LLP, counsel for the Parent, at 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, on May 31, 2005, or, if all of the conditions set forth in Article 6 have not been satisfied or waived on such date, on such mutually agreeable later date as soon as practicable but in no event later than three (3) business days after satisfaction or waiver of such conditions, or at such other time and place as the Company, the Parent and the Purchaser may agree in writing (such date of the Closing, the “Closing Date”).
     1.7 Closing Deliveries. At the Closing:
          (a) the Parent and the Company will deliver to the Purchaser the various certificates, instruments, documents and agreements referred to in Section 6.2 of this Agreement; and
Asset Purchase Agreement

          (b) the Purchaser will deliver to the Parent and the Company (i) the various certificates, instruments and documents referred to in Section 6.1 of this Agreement and (ii) the Purchase Price.
     1.8 Purchase Price Adjustment. If the Effective Date is May 1, 2005, the Purchase Price Adjustment described in Section 1.4 shall be $78,462, which is the difference, if any between the Initial Date Net Working Capital (as defined below) shown on the Initial Working Capital Detail and the net working capital as of April 30, 2005, as agreed between the parties. If the Effective Date is the Closing Date, the Purchase Price Adjustment described in Section 1.4 shall be calculated as follows:
          (a) The net working capital of the Company as of March 31, 2005 (“Initial Date Net Working Capital”) to be transferred as part of the Assets was calculated in accordance with GAAP and is defined as set forth on the Working Capital Detail attached as Schedule 1.8 and referred to in this Section 1.8 as “Initial Working Capital Detail.” Within 30 days after the Closing Date, the Parent shall deliver to the Purchaser a written calculation (“Closing Date Working Capital Detail”) of the net working capital of the Company as of the Closing Date (“Closing Date Net Working Capital”). The Closing Date Working Capital Detail shall be (i) prepared by the Company at the Company’s expense on a basis consistent with the Initial Working Capital Detail and with adjustments on the same basis as the adjustments set forth in the Initial Working Capital Detail and (ii) delivered to the Purchaser together with a written statement by the Company of the difference, if any between the Initial Date Net Working Capital shown on the Initial Working Capital Detail and the Closing Date Net Working Capital shown on the Closing Date Working Capital Detail, such difference, if any, to be referred to herein as the “Closing Date Adjustment”). The Parent shall consult with the Purchaser in good faith in connection with the preparation of the Closing Date Working Capital Detail and employees of the Parent shall be permitted to meet with employees of the Purchaser in connection with the preparation of the Closing Date Working Capital Detail.
          (b) The Purchaser shall have 30 days after delivery to the Purchaser of the Closing Date Working Capital Detail (the “Review Period”) to review the Closing Date Working Capital Detail and the Company’s calculation of the Closing Date Adjustment. The Purchaser shall notify the Company in writing prior to the expiration of the Review Period of the Purchaser’s acceptance of or disagreement with the Closing Date Working Capital Detail and the Closing Date Adjustment. Failure by the Purchaser to notify the Company of either acceptance of or disagreement with the Company’s calculation of the Closing Date Adjustment shall be deemed acceptance thereof. If the Purchaser disputes the Company’s determination of the Closing Date Adjustment, the Purchaser shall, prior to the expiration of the Review Period, notify the Company of the Purchaser’s objections and deliver with such notice the Purchaser’s proposed calculation of the Closing Date Adjustment. The Company shall have 20 days after delivery of the Purchaser’s proposed calculation of the Closing Date Adjustment to review the Purchaser’s proposed Closing Date Adjustment. If the Company disputes the Purchaser’s proposed Closing Date Adjustment, then the Purchaser and the Company shall engage an independent accounting firm of national reputation (other than the Purchaser’s CPA or the Company’s CPA) to resolve the dispute and determine the Closing Date Adjustment, which determination shall be final and binding upon the parties. The fees and expenses of such independent accounting firm shall be paid one-half by the Company and one-half by the Purchaser.
          (c) Upon the final determination of the Closing Date Adjustment, the Purchase Price shall be (i) decreased dollar-for-dollar to the extent that the Initial Date Net Working Capital shown on the Initial Working Capital Detail is greater than the Closing Date Net Working Capital shown on the Closing Date Working Capital Detail and (ii) increased dollar-for-dollar to the extent that the Initial Date Net Working Capital shown on the Initial Working Capital Detail is less than the Closing Date Net Working Capital shown on the Closing Date Working Capital Detail. The Company shall promptly pay to the Purchaser the amount of any such decrease in the Purchase Price in cash no later than 10 days after
Asset Purchase Agreement

the date of determination of the Closing Date Adjustment, by wire transfer of immediately available funds to an account designated by the Purchaser. The Purchaser shall promptly pay to the Company the amount of any such increase in the Purchase Price in cash no later than 10 days after the date of determination of the Closing Date Adjustment, by wire transfer of immediately available funds to an account designated by the Company.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth on the disclosure schedule attached as Exhibit B-1 to this Agreement (the “Company Disclosure Schedule”) (it being agreed that an item included on a particular section of the Company Disclosure Schedule referenced in any Section or subsection of this Article 2 is deemed to relate to each other Section or subsection of this Article 2 to the extent such relationship is reasonably apparent), the Company represents and warrants to the Purchaser that the statements set forth in this Article 2 are true and complete. Notwithstanding any other provision of this Agreement, the Company will not be deemed to have breached the representations and warranties contained in this Article 2 (a) if the Company’s Senior Management has, on or before the Closing Date, knowledge of any fact, event or circumstance giving rise to the alleged breach or inaccuracy or (b) unless the fact, event or circumstance giving rise to the alleged breach or inaccuracy, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article 2, has had or would reasonably be expected to have a Material Adverse Effect (whether or not any provisions of this Article 2 are qualified individually by any references to materiality).
     2.1 Corporate Organization.
          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which any facts require qualification, except where the failure to so qualify would not result in a Material Adverse Effect. The Company has all corporate power and corporate authority it needs to carry on its operations and own its assets.
          (b) Section 2.1(b) of the Company Disclosure Schedule sets forth the corporate name and jurisdiction of incorporation of each Subsidiary.
     2.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any shares of the Company’s capital stock.
     2.3 Authorization. The Company has all corporate power and corporate authority it requires to execute, deliver and perform its obligations under this Agreement. The Company has obtained all approvals from its directors, and all other corporate approvals, if any, necessary for the due and valid authorization prior to the Closing Date of the Company’s execution, delivery and performance of this Agreement and the consummation by the Company of the Transaction and each of the other transactions contemplated by this Agreement (collectively, the “Contemplated Transactions”). The Company has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general
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application relating to bankruptcy, insolvency, and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.4 No Conflict. Except for the disclosures on Section 2.4 of the Company Disclosure Schedule, the requirements of the HSR Act and any antitrust or other competition law of jurisdictions outside the United States of America (if and to the extent any of the foregoing laws may apply), the Company’s execution, delivery, and performance of this Agreement and/or the consummation by the Company of the Contemplated Transactions do not (a) conflict with or violate any provision of the Company’s articles of incorporation or bylaws, (b) require the Company to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach or default under, create in any person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract, material governmental permit, indebtedness, Security Interest or other material agreement or obligation to which the Company is a party or to which any of its assets is subject, in any case with or without due notice or lapse of time or both, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any law, order, writ, or injunction applicable to the Company or any of its assets; provided, however, that this Section 2.4 shall not apply with respect to those agreements, contracts, leases, licenses, and other arrangements described on Exhibit B to the Assignment and Assumption Agreement of even date herewith.
     2.5 Financial Matters.
          (a) Attached as Appendix A to the Company Disclosure Schedule is the balance sheet of the Company at March 31, 2005 (the “Most Recent Balance Sheet”), together with the related statement of operations for the eight-month period so ended, and the balance sheets of the Company at June 30, 2000, 2001, 2002, 2003 and 2004, together with related statements of operations for the twelve month periods so ended (collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company as of the dates and periods stated.
          (b) Since the date of the Most Recent Balance Sheet, (i) there has not been any Material Adverse Change, nor has there occurred any event or development which would reasonably likely result in such a Material Adverse Change in the future, and (ii) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (i) through (ix) of Section 5.1(a) hereof.
     2.6 Tax Matters.
          (a) Each of the Company and each Subsidiary has filed all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate, except for any errors or omissions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Affiliated Group has filed all Tax Returns that it was required to file with respect to any Affiliated Period, and all such Tax Returns were complete and accurate, except for any errors or omissions which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
          (b) Each of the Company and each Subsidiary and each member of an Affiliated Group has paid all Taxes shown as due and payable on the Tax Returns referred to in Section 2.6(a) above, except for any failures to pay which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary has any actual or overtly threatened liability for any Tax obligation of any taxpayer (including without limitation any Affiliated Group) other than the Company and the Subsidiaries, including any obligation under any Tax sharing agreement or under Treasury Regulations Section 1.1502-6 or any similar provision of law.
Asset Purchase Agreement

          (c) All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (d) To the knowledge of the Company, no examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or threatened. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency affecting the Company or its Subsidiaries, which waiver or extension of time is currently outstanding. No Assets are subject to any lien arising in connection with any failure or alleged failure to pay any Tax.
     2.7 Assets Generally. Each of the Company and each Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and planned to be conducted. Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.
     2.8 Intellectual Property.
          (a) Each of the Company and each Subsidiary owns, or has the right to use, or at the Closing will own or have the right to use, all Intellectual Property necessary for, or used in, the operation of its business as presently conducted (the “Company Intellectual Property”). The Company has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, except for any failure that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no other person is infringing, violating or misappropriating any of the Company Intellectual Property, except for any infringement, violation or misappropriation that would not reasonably be expected to have a Material Adverse Effect. Section 2.8(a) of the Company Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary, including such registrations and applications to be transferred from the Parent to the Company pursuant to Section 5.2(c) and included in the Assets.
          (b) None of the activities or business presently conducted by the Company or any Subsidiary infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person, except for any infringement, violation or misappropriation that would not reasonably be expected to have a Material Adverse Effect.
          (c) The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the business of the Company as currently conducted and as it will be conducted through the Closing Date and to conduct the business of the Company immediately after the Closing Date as it is being conducted as of the date hereof and as it will be conducted through the Closing Date.
     2.9 Owned Real Property. Neither the Company nor any Subsidiary owns any real property.
     2.10 Legal Compliance. Each of the Company and each Subsidiary, and the conduct and operations of its business, are and have been in compliance with each law, which (a) affects or relates to this Agreement or the consummation of any Contemplated Transaction or (b) is applicable to the
Asset Purchase Agreement

Company or any Subsidiary or its respective business except where the failure to so comply would not have a Material Adverse Effect.
     2.11 Contracts.
          (a) Except for the contracts described in Section 2.11 of the Company Disclosure Schedule (collectively, the “Material Contracts”) or to which the Purchaser has consented (which consent shall not be unreasonably withheld, conditioned or delayed), the Company is not a party to or bound by the following:
               (i) any material distributor, sales, advertising or manufacturer’s representative contract that is not terminable within sixty (60) days by the Company and involving the payment by the Company of more than $100,000;
               (ii) any continuing contract for the purchase of materials, supplies, equipment or services involving payment by the Company of more than $100,000 over the life of the contract;
               (iii) any contract that expires, or may be renewed at the option of any person other than the Company so as to expire, more than one year from the date of this Agreement, and that involves payment by the Company of more than $100,000 over the remaining life of the contract;
               (iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement involving more than $100,000 or any material leasing transaction of the type required to be capitalized in accordance with GAAP;
               (v) any contract requiring capital expenditures by the Company in excess of $100,000 in the aggregate;
               (vi) any contract materially limiting the freedom of Company to engage in any line of business or to compete;
               (vii) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal tangible property involving in the case of any such contract more than $100,000 in payments to the Company over the remaining life of the contract;
               (viii) any contract pursuant to which the Company has obtained a license to use the Intellectual Property of any other person and such use by the Company is material to the Company’s business;
               (ix) any material agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment to become liable for the obligations or other Liabilities of any other person in an amount in excess of $100,000 other than in connection with the license or sale of products in the Ordinary Course; or
               (x) any lease of (A) real property by the Company or (B) personal property used in the business of the Company and involving payment by the Company of more than $100,000.
Asset Purchase Agreement

          (b) The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to in accordance with the terms hereof all material benefits under each Material Contract, and has not received notice that it is in default in any material respect in respect of any Material Contract. Each of the Material Contracts is in full force and effect and has not been amended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company, or to Company’s knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract.
          (c) Notwithstanding the foregoing, this Section 2.11 shall not apply with respect to those agreements, contracts, leases, licenses, and other arrangements described on Exhibit B to the Assignment and Assumption Agreement of even date herewith.
     2.12 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
     2.13 Legal Proceedings. Except as described in Section 2.13 of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the Company’s knowledge, threatened against the Company, any Subsidiary or its assets. Neither the Company nor any Subsidiary is subject to any outstanding judgment, injunction or other order or ruling of, or settlement issued or approved by, any court or other Governmental Entity.
     2.14 Brokers’ Fees. Neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.
     2.15 Licensees. Section 2.15 of the Company Disclosure Schedule sets forth an accurate and complete list of each licensee of the Company Intellectual Property and the amount of revenues accounted for by each such licensee through December 31, 2004.
     2.16 Insurance. Section 2.16 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. All premiums due and payable under those policies have been paid. Each of the Company and each Subsidiary is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.
     2.17 Employees. Section 2.17 of the Company Disclosure Schedule contains an accurate and complete list of (a) all current executive officers of the Company and each Subsidiary along with the position, date of hire or engagement, and the compensation and benefits of such individuals and (b) the aggregate number of employees and independent contractors in each division of the Company. To the knowledge of the Company, no employee or group of employees has any plans to terminate employment with the Company or enter into any business which would compete with or would be similar to the business of the Company. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.
Asset Purchase Agreement

     2.18 Employee Benefits.
          (a) Section 2.18(a) of the Company Disclosure Schedule contains a complete and accurate list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and any other plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained by the Company or any Subsidiary for the benefit of any current or former employee, director or consultant of the Company or any Subsidiary and with respect to which the Company or any Subsidiary may have any Liability following the Closing Date (the “Employee Benefit Plans”). The Company does not have any commitment to establish any Employee Benefit Plans for the employees of the Company or any Subsidiary (except to the extent required by law). Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and its Subsidiaries has in all material respects met its obligations with respect to those Employee Benefit Plan and has, in all material respects, made all required contributions thereto. Each Employee Benefit Plan has, in all material respects, been operated in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.
          (b) Any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its tax-qualified status from the Internal Revenue Service.
          (c) Except as disclosed on Section 2.18(c) of the Company Disclosure Schedule, neither the Company nor any affiliate within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder (“ERISA Affiliate”) has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.
          (d) Except as disclosed on Section 2.18(d) of the Company Disclosure Schedule, at no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
          (e) No Employee Benefit Plan promises or provides retiree medical or other retiree life, disability or other insured benefits to any person, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law.
          (f) Section 2.18(f) of the Company Disclosure Schedule lists the following: (i) employment, severance and change of control agreement with any executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of the Contemplated Transactions (either alone or upon termination of employment following such transactions) or (B) providing any term of employment or compensation guarantee; and (ii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the consummation of the Contemplated Transactions (either alone or upon the termination of employment following such transactions).
     2.19 Environmental Matters. Neither the Company nor any Subsidiary has released any hazardous materials or waste or other substances regulated by any Environmental law into the
Asset Purchase Agreement

environment at any real property or other facility formerly or currently owned, leased, operated or controlled by the Company or any Subsidiary. Section 2.19 of the Company Disclosure Schedule lists all environmental reports, investigations and audits possessed or controlled by the Company that were obtained from, or conducted by or on behalf of the Company or any Subsidiary, any Governmental Entity, or any person during the past five (5) years and relating to premises currently or previously owned, leased, operated or controlled by the Company.
     2.20 Certain Business Relationships with Affiliates. Except for ElkCorp’s rights in Company Intellectual Property and the agreements described on Section 2.20(a) of the Company Disclosure Schedule, which are to be conveyed to the Company at or prior to Closing in accordance with Section 5.2(c) below, or as disclosed on Section 2.20(b) of the Company Disclosure Schedule, neither Parent nor, to the knowledge of the Company, any director, officer or Affiliate of the Company (a) owns any material tangible or intangible property or right which is used in the business of the Company, (b) has any claim or cause of action against the Company or (c) owes any money to the Company or is owed money by the Company (other than compensation and benefits owed to employees under agreements disclosed in the Company Disclosure Schedule).
     2.21 Relationship with UOP. The Parent and the Company have no knowledge that UOP expects or intends to materially reduce its business with the Business.
     2.22 Title to Assets. The Company has (or will have at Closing) good and valid title to all of its properties and assets which are included in the Assets, including, without limitation, the Company Intellectual Property described in Schedule 2.8(a), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, and other encumbrances and defects of title of any nature whatsoever, except for liens for current ad valorem or similar taxes which are not yet due and payable and Assumed Liabilities.
     2.23 Absence of Certain Changes. Since December 31, 2004, there has not been (i) any amendment, termination or revocation, or threatened termination, revocation or modification of any license, permit or franchise required for the continued operation of the Business or the Assets, other than in the Ordinary Course of Business; (ii) any sale or transfer of the Assets other than in the Ordinary Course of Business; (iii) any pledge or subjection to lien, charge or encumbrances of any kind, of, on or affecting any of the Assets other than for taxes which are not yet due and payable; or (iv) any material damage, destruction or loss of or to the Assets, whether or not covered by insurance.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PARENT
     Except as set forth on the disclosure schedule attached as Exhibit B-2 to this Agreement (the “Parent Disclosure Schedule”) (it being agreed that an item included on a particular section of the Parent Disclosure Schedule referenced in any Section or subsection of this Article 3 is deemed to relate to each other Section or subsection of this Article 3 to the extent such relationship is reasonably apparent), the Parent represents and warrants to the Purchaser that the statements contained in this Article 3 are true and complete.
     3.1 Corporate Organization. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.
Asset Purchase Agreement

     3.2 Ownership of Capital Stock. Parent owns beneficially and of record all of the Shares, free and clear of any Claims. There are no agreements to which either the Parent is a party or is bound with respect to the voting (including voting trusts or proxies) of the Shares.
     3.3 Authorization. The Parent has all corporate power and corporate authority it requires to execute, deliver and perform its obligations under this Agreement. The Parent has obtained all corporate approvals necessary for the due and valid authorization prior to the Closing Date of the Parent’s execution, delivery and performance of this Agreement and the consummation by the Parent of the Contemplated Transactions. The Parent has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement is a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to (a)laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (b)rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.4 No Conflict. Except for the requirements of the HSR Act and any antitrust or other competition law of jurisdictions outside the United States of America (if and to the extent any of the foregoing laws may apply) or as disclosed on Section 3.4 of the Parent Disclosure Schedule, the Parent’s execution, delivery, and performance of this Agreement and/or the consummation by the Parent of the Contemplated Transactions do not (a)conflict with or violate any provision of the Parent’s certificate of incorporation or bylaws, (b)require the Parent to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c)result in a breach or default under, create in any person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any agreement or instrument to which the Parent is a party or (d)violate any law, order, writ, or injunction applicable to the Parent or any of its assets, except in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     3.5 Brokers’ Fees. Except with respect to Texas Corporate Capital Advisors, the Parent has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Parent and the Company that the statements contained in this Article 4 are true and complete.
     4.1 Organization and Good Standing. The Purchaser is a limited partnership duly organized and validly existing under the laws of Texas, and has full power and authority to carry on its business as now conducted.
     4.2 Authorization of Transaction. The Purchaser has all power and authority it requires to execute, deliver and perform its obligations under this Agreement. The Purchaser has obtained all approvals necessary for the due and valid authorization prior to the Closing Date of the Purchaser’s execution, delivery and performance of this Agreement and the consummation by the Purchaser of the Contemplated Transactions. The Purchaser has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Parent and the Company, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (a)laws of general application relating to bankruptcy,
Asset Purchase Agreement

insolvency, and the relief of debtors and (b)rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.3 Noncontravention. Except for the requirements of the HSR Act and any antitrust or other competition law of jurisdictions outside the United States of America (if and to the extent any of the foregoing laws may apply), the Purchaser’s execution, delivery, and performance of this Agreement and/or the consummation by the Purchaser of the Contemplated Transactions do not (a)conflict with or violate any provision of the Purchaser’s agreement or certificate of limited partnership, (b)require the Purchaser to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (c)result in a breach or default under, create in any person the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any agreement or instrument to which the Purchaser is a party or (d)violate any law, order, writ, injunction, or decree applicable to the Purchaser, except in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     4.4 Litigation. There is no Legal Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser which questions or challenges the validity of this Agreement or the ability of the Purchaser to consummate the Contemplated Transactions.
     4.5 Brokers’ Fees. The Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which the Parent or its Affiliates could become liable or obligated.
     4.6 Adequacy of Funds. The Purchaser has adequate financial resources to satisfy its monetary and other obligations under this Agreement including, without limitation, the payment of the Purchase Price in accordance herewith.
     4.7 Terms of Sale. The Purchaser has had the opportunity to inspect the Assets, visit with the Parent and the Company and meet with the Parent’s and the Company’s representatives to discuss the Business. The Purchaser acknowledges that EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD TO THE PURCHASER ON AN “AS-IS, WHERE-IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED.
     4.8 No Knowledge of Inaccuracies. As of the date of this Agreement, the Purchaser has no knowledge of any inaccuracies in any representation or warranty made by the Parent or Company in this Agreement.
ARTICLE 5
PRECLOSING COVENANTS
     5.1 Covenants of the Parent and the Company.
          (a) Conduct of Business. Except as otherwise required by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company and each Subsidiary will conduct its operations in the Ordinary Course. Without limiting the generality of the foregoing and except as required by this Agreement, prior to the Closing Date, the Company and each Subsidiary will not take or cause to be taken any of the following actions, without the prior written consent of the Purchaser (which shall not unreasonably be withheld):
Asset Purchase Agreement

               (i) except for borrowings that will not be Assumed Liabilities or borrowings from the Parent or an Affiliate in the Ordinary Course of Business, borrow any money;
               (ii) voluntarily incur any Liability other than in the Ordinary Course or in connection with the performance or consummation of the Contemplated Transactions;
               (iii) incur or commit to incur any capital expenditures in excess of $100,000 other than capital expenditures and commitments which were made prior to the date of this Agreement;
               (iv) lease, license, sell, transfer, encumber or permit to be encumbered any asset, Intellectual Property or other property associated with the business of the Company or any Subsidiary (including sales or transfers to Affiliates of the Company), except for (A)licenses granted and property sold in the Ordinary Course and (B)cash applied in payment of Liabilities in the Ordinary Course;
               (v) dispose of any of its material assets;
               (vi) waive or release any material right or claim;
               (vii) (A)issue or sell any shares of capital stock of the Company or any Subsidiary, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock of the Company or any Subsidiary or (B)merge, consolidate or reorganize with any person;
               (viii) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax Liability of the Company or any Subsidiary;
               (ix) do anything that would cause there to be a Material Adverse Change; or
               (x) agree to do any of the things described in the preceding clauses(i) through (ix) of this Section 5.1(a).
          (b) Access to Information. Until the Closing, the Parent will allow the Purchaser, at its sole expense, and its legal, accounting and other representatives and agents free access upon reasonable notice and during normal working hours to the following information about the Company and each Subsidiary: files; books; records; and offices, including, without limitation, any and all information relating to Taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, the Parent will cause the Company’s accountants, at the Purchaser’s sole expense, to cooperate with the Purchaser and its representatives and agents in making available the consolidated financial information and Tax information of the Company and each Subsidiary as reasonably requested, including, without limitation, the right to examine all working papers pertaining to all of the consolidated financial statements of the Company and the Subsidiaries prepared by such accountants.
          (c) Exclusivity. Between the date of this Agreement and the Closing or the date this Agreement is terminated pursuant to Article 7 hereof (the “Expiration Date”), each of the Parent and the
Asset Purchase Agreement

Company will not take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any person (other than with the Purchaser) regarding an Acquisition. The Parent agrees that any such negotiations in progress as of the date of this Agreement will be terminated or suspended during such period.
     5.2 Mutual Covenants.
          (a) Confidentiality.
               (i) For purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each of the Parent and the Purchaser reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making the disclosure).
               (ii) Each party agrees to continue to abide by that certain confidentiality letter agreement dated as of September 15, 2004 (the “Nondisclosure Agreement”), by and between the Parent and the Purchaser, the terms of which are incorporated by reference in this Agreement, and which terms will survive the Closing or the termination of this Agreement in accordance with its terms.
               (iii) Each party acknowledges that it has reviewed with its own tax advisers, to the extent it desired to do so, the Tax consequences of the Contemplated Transactions. Each party agrees that (A)it is not relying upon the other parties or the other parties’ professional advisers for any Tax advice relating to the Contemplated Transactions and (B)no party is making any representations to the other parties as to the particular Tax consequences that will or will not arise in connection with those transactions.
          (b) Regulatory Filings; Consents. Subject to the terms and conditions of this Agreement, the parties agree to use their respective Best Efforts to (A) make all necessary and appropriate filings with all applicable Governmental Entities and obtain required approvals and clearances with respect thereto, (B) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction and (C) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, with the objective of consummating the Transaction and completing the Closing no later than May 27, 2005.
          (c) Arrangements with the Parent. At or prior to the Closing, the Parent shall cause ElkCorp and its Affiliates (other than the Company and each Subsidiary) to transfer and assign to the Company any and all of their respective rights in and to (A) the Company Intellectual Property described on Section 5.2(c) of the Company Disclosure Schedule or otherwise exclusively used in connection with the business of the Company and (B) the agreements described on Section 2.20(a) of the Company Disclosure Schedule and the accounts receivable under such agreements, and cause the Company to assume any and all of ElkCorp and its Affiliates’ respective obligations thereunder.
          (d) Satisfaction of Conditions Precedent. Each party agrees to use its respective Best Efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 6, and the parties will use their respective Best Efforts to cause the Contemplated Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third
Asset Purchase Agreement

parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on their part in order to effect the transactions contemplated hereby.
          (e) Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions described and contemplated in this Agreement and to carry into effect the intents and purposes of this Agreement. This covenant to provide further assurances shall include without limitation the Company’s covenant to execute such further instruments, documents and agreements reasonably necessary to assign, and the Purchaser’s covenant to execute such further instruments, documents and agreements reasonably necessary to assume, the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Assets
          (f) Taxes. The Company and the Purchaser shall each pay 50% of any sales and transfer taxes arising out of or in connection with the sale and transfer of the Assets and Assumed Liabilities to the Purchaser pursuant to this Agreement. The Company shall pay all Taxes, file all Tax Returns and be responsible for all Tax Contests related to the Business and the Assets for any and all taxable periods ending on or before the Effective Date. The Purchaser shall pay all Taxes, file all Tax Returns and be responsible for all Tax Contests related to the Business, the Assets and the Assumed Liabilities for any and all taxable periods beginning after the Effective Date. For any taxable period beginning before and ending after the Effective Date (“Straddle Period”), the responsibility for the payment of ad valorem Taxes assessed with respect to any of the Assets (whether for real or personal property) will be prorated between the parties with the Parent being responsible for a proportional share based on the number of calendar days in the portion of the Straddle Period ending on the Effective Date and the Purchaser being responsible for a proportional share based on the number of calendar days in the portion of the Straddle Period beginning after the Effective Date. If the amount of such ad valorem Taxes incurred during a Straddle Period with respect to the Assets cannot be determined on or before the Closing Date, the Parties shall prorate ad valorem Taxes equal to the amount of such Taxes assessed for the prior equivalent period of time. In the event the actual amount of ad valorem Taxes payable with respect to the Straddle Period vary from the amount used pursuant to the preceding sentence, then the Company and the Purchaser shall prorate the difference within ten (10) days following a request by any Party based upon actual assessment of ad valorem Taxes.
ARTICLE 6
CONDITIONS PRECEDENT
     6.1 Conditions to the Obligations of the Parent and the Company. The obligations of the Parent and the Company to close the Contemplated Transactions are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by the Parent and the Company, but only in a writing signed by the Parent and the Company).
          (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in Article 4 must be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date), except that (i)any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.1(a) if the Parent has specific knowledge of any such inaccuracies as of the date of this Agreement and (ii)any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.1(a) if such inaccuracies (considered collectively) do not have a Material Adverse Effect as of the Closing Date.
Asset Purchase Agreement

          (b) Covenants. The Purchaser must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.
          (c) Authorizations. The Parent and the Company must have received from the Purchaser written evidence that the execution, delivery and performance of the Purchaser’s obligations under this Agreement have been duly and validly approved and authorized and that all necessary partnership approvals of the Purchaser have been obtained.
          (d) No Litigation. No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect, and no Legal Proceeding may be pending or threatened, that in any case would (i)prevent the Contemplated Transactions or (ii)cause the Contemplated Transactions to be rescinded.
          (e) Government Approvals. All consents and approvals of any Governmental Entity required in connection with the consummation of the Contemplated Transactions must have been obtained.
          (f) Required Consents. The Parent and the Company must have obtained the consents to the Contemplated Transactions required under the contracts and agreements set forth on Section 6.1(f) of the Company Disclosure Schedule (such consents, the “Company Required Consents”) and have been released from any and all further liability and obligation under such contracts and agreements.
          (g) Ancillary Agreements. The Purchaser must have executed and delivered to the Parent and the Company (i) an Assignment and Assumption Agreement providing for the Company’s assignment and the Purchaser’s assumption of the Assumed Liabilities and (ii) Assignments of Patents and Trademarks, each in a form reasonably acceptable to the Parent and the Company.
          (h) Officer’s Certificate. The Purchaser must have delivered to the Parent and the Company a certificate signed by an officer of the Purchaser (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in this Agreement (insofar as Section 6.1(d) relates to Legal Proceedings involving the Purchaser) is satisfied in all respects.
     6.2 Conditions to the Purchaser’s Obligations. The obligations of the Purchaser are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by the Purchaser, but only in a writing signed by the Purchaser):
          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company in Article 2 and the Parent in Article 3 must be accurate in all material respects as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date), except that (i)any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.2(a) if the Purchaser has specific knowledge of any such inaccuracies as of the date of this Agreement and (ii)any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 6.2(a) to the extent that the Company’s Senior Management had knowledge of any fact, event or circumstance giving rise to the alleged inaccuracy as of the Closing Date.
Asset Purchase Agreement

          (b) Covenants. The Parent and the Company must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.
          (c) Authorizations. The Purchaser must have received from each of the Parent and the Company written evidence that the execution, delivery and performance of its obligations under this Agreement have been duly and validly approved and authorized and that all necessary corporate approvals of the Parent and the Company have been obtained.
          (d) No Litigation. No judgment, writ or order of any Governmental Entity or other legal restraint or prohibition may be in effect, and no Legal Proceeding may be pending or threatened, that in any case would (i)prevent the Contemplated Transactions or (ii)cause the Contemplated Transactions to be rescinded.
          (e) Government Approvals. All material consents and approvals of any Governmental Entity required in connection with the consummation of the Contemplated Transactions must have been obtained.
          (f) Required Consents. The Parent and the Company must have obtained and delivered to the Purchaser all consents from each person necessary for the assignment and transfer of the Contracts and/or Assets listed on Schedule 6.2(f) to Purchaser, in each case without condition, qualification or limitation of any kind (the “Purchaser Required Consents”).
          (g) Other Documents. The Purchaser must have received such other certificates and instruments (including, without limitation, certificates of good standing of the Company and each Subsidiary in their jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it may reasonably request at least ten(10) days prior to the Closing.
          (h) Ancillary Agreements. The Purchaser must have received from the Company (i) a Bill of Sale covering all of the Assets; (ii) an Assignment and Assumption Agreement providing for the Company’s assignment and the Purchaser’s assumption of the Assumed Liabilities and (iii) Assignments of Patents and Trademarks and Company Intellectual Property, each in form and substance reasonably acceptable to the Purchaser.
          (i) Officer’s Certificates.
               (i) The Parent must have delivered to the Purchaser a certificate signed by an officer of the Parent (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in this Agreement (insofar as Section 6.2(d) relates to Legal Proceedings involving the Parent) is satisfied in all respects.
               (ii) The Company must have delivered to the Purchaser a certificate signed by an officer of the Company (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in this Agreement (insofar as Section 6.2(d) relates to Legal Proceedings involving the Company) is satisfied in all respects.
          (j) No Conflict. Neither the consummation nor the performance of the Transaction by the Parent and the Company will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of any material agreement to which the Parent or the Company is a party or by which any of their respective properties or assets is bound.
Asset Purchase Agreement

          (k) Material Adverse Change. No Material Adverse Change in the Business or in the Assets shall have occurred between the date hereof and the Closing Date.
ARTICLE 7
TERMINATION OF AGREEMENT
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) By mutual consent of the Purchaser, the Company and the Parent;
          (b) By either the Purchaser, the Company or the Parent for any reason if the Closing has not occurred by the date that is sixty(60) days following the date of this Agreement, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing, provided that a party cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control);
          (c) By either the Purchaser or the Parent at any time prior to the Closing in the event the other party (and, in the case of the Parent, the Company) has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the non-breaching party has notified the breaching party of the breach, and the breach has continued without cure for a period of fifteen(15) business days after the notice of breach; or
          (d) By either the Purchaser, the Company or the Parent if any Governmental Entity will have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, injunction, decree, ruling or other action will have become final and nonappealable.
Any termination of this Agreement under this Section 7.1 is effective by the delivery of written notice by the terminating party to the other parties.
     7.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article 7, this Agreement and the rights and obligations of the parties under this Agreement automatically end without any Liability against any party or its Affiliates, except that nothing in this Section 7.2 relieves any party from Liability for the breach of any provisions of this Agreement prior to termination and the provisions of Section 5.2(a) “Confidentiality”, this Section 7.2, Section 7.3 “Certain Effects of Termination”, Section 10.1 “Governing Laws and Forum” and Section 10.6 “Expenses” will remain in force and survive any termination of this Agreement.
     7.3 Certain Effects of Termination. If the Purchaser or the Parent terminates this Agreement pursuant to this Article 7, each party shall comply with the Nondisclosure Agreement regarding the return and/or destruction of any documents furnished to the other parties in connection with this Agreement.
ARTICLE 8
INDEMNIFICATION
     8.1 Indemnification by the Parent. In the event the Closing occurs, and subject to the limitations expressly set forth in Section 8.4 hereof, the Parent will indemnify, defend and hold harmless the Purchaser and its partners, directors, officers, employees, agents and Affiliates (collectively, the
Asset Purchase Agreement

“Purchaser Indemnitees”) from and against any and all Damages incurred or suffered by the Purchaser Indemnitees arising or resulting from, directly or indirectly, (a) any breach of (i) any representation or warranty set forth in Article 2 or Article 3 of this Agreement or in any certificate delivered by the Parent or the Company in connection with this Agreement to the extent a claim for indemnification against the Parent is made in accordance with Section 8.3 hereof during the Indemnification Period or (ii) any covenant of the Parent or the Company set forth in this Agreement, (b) any Taxes related to the Business or the Assets attributable to the Pre-Closing Period and (c)the Legal Proceedings described in Section 2.13 of the Company Disclosure Schedule. Additionally, the Parent agrees to indemnify and hold Purchaser harmless against all debts, claims, liabilities and obligations of the Company not expressly assumed by Purchaser hereunder, and to pay any and all reasonable attorneys’ fees and out of pocket legal costs incurred by Purchaser in connection therewith.
     8.2 Indemnification by the Purchaser. In the event the Closing occurs, and subject to the limitations expressly set forth in Section 8.4 hereof, the Purchaser will indemnify, defend and hold harmless the Parent and its stockholders, directors, officers, employees, agents and Affiliates (collectively, the “Parent Indemnitees”) from and against any and all Damages incurred or suffered by the Parent Indemnitees arising or resulting from, directly or indirectly, (a) any breach of (i)any representation or warranty set forth in Article 4 of this Agreement or in any certificate delivered by the Purchaser in connection with this Agreement to the extent a claim for indemnification against the Purchaser is made in accordance with Section 8.3 hereof during the Indemnification Period or (ii)any covenant of the Purchaser set forth in this Agreement, and (b) any Taxes related to the Business or the Assets attributable to the Post-Closing Period.
     8.3 Claim Procedure.
          (a) Claim Notice. A party which seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the parties or from third party claims described in Section 8.3(d). The Claim Notice must contain (i)a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii)a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party and (iii)a demand for payment of those Damages.
          (b) Response to Notice of Claim. Within thirty(30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party will either:
               (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or
               (ii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (in such an event, the Response will be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 30-day period, the Indemnifying Party is deemed to have disputed that the Indemnified Party is entitled to receive any of the Claimed Amount.
Asset Purchase Agreement

          (c) Contested Claims.
               (i) In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten(10) days after the receipt of the Objection Notice or, if no Response is provided within the thirty (30) day period referred to in Section 8.3(b)(ii) above, as soon as practicable but in no even later than ten (10) days after the expiration of such thirty (30) day period, the parties will submit the matter to non-binding mediation by a mutually-acceptable mediator to be chosen within ten(10) days thereafter. Neither party may unreasonably withhold consent to the selection of the mediator. If the parties cannot resolve the dispute relating to the Claimed Amount within fifteen(15) days after the commencement of the mediation proceedings (the “Mediation Period”), the parties will submit the matter to binding arbitration in Dallas County, Texas. All claims will be settled by three(3) arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). The Parent, on the one hand, and the Purchaser on the other hand, will each designate one(1) arbitrator within five(5) days after termination of the Mediation Period. The Parent and the Purchaser will cause such designated arbitrators to agree mutually upon and designate a third arbitrator within fifteen(15) days after termination of the Mediation Period. In the event that either party fails to timely designate an arbitrator or the so-designated arbitrators fail to timely designate a third arbitrator, then the resulting vacancy will be filled by an arbitrator appointed in accordance with the AAA Rules no later than twenty(20) days after termination of the Mediation Period. The Parent and the Purchaser will cause the arbitrators to decide the matter to be arbitrated pursuant hereto as soon as commercial practicable but in no event more than thirty(30) days after the appointment of the last arbitrator. The arbitrators’ decision will relate solely to whether the Indemnified Party is entitled to receive the Claimed Amount (or a portion thereof) pursuant to the applicable terms of this Article 8 and will not provide for any Damages or remedies that would not be available in a court of competent jurisdiction located in Texas hearing such matter. The costs and expenses incurred in connection with the arbitration will be shared evenly by the parties. The final decision of a majority of the arbitrators will be furnished to the Parent and the Purchaser in writing and will constitute a conclusive determination of the issue in question, binding upon the Parent and the Purchaser, and will not be contested by either party. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators’ award.
               (ii) Upon receipt by the parties of the final award of the majority of the arbitrators, the Parent and the Purchaser will thereupon take such actions as are reasonably necessary to comply with such agreement or instructions.
          (d) Third Party Claims.
               (i) In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article 8 relating to a third party claim, the Indemnified Party will give written notification to the Indemnifying Party of the commencement of any Legal Proceeding relating to such third party claim. Such notification will be given within five(5) days after receipt by the Indemnified Party of notice of such suit or proceeding, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damage or Liability caused by or arising out of such failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense
Asset Purchase Agreement

of a suit or proceeding involving criminal liability. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party will control such defense.
               (ii) The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.
               (iii) The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed.
          (e) Survival of Representations and Warranties. All representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement (i)survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (ii)expire on the three hundred sixty-sixth(366th) day following the Closing Date (such period, the “Indemnification Period”). If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages (an “Expected Claim Notice”), then the applicable representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.
     8.4 Limitations.
          (a) Parent’s Liability.
               (i) In no event will the Parent’s Liability under this Agreement (whether under this Article 8 or otherwise) exceed $5,000,000, net of any valid claims that the Parent may have under other provisions of this Agreement or by law. Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnitees will not be entitled to assert any claims for indemnification under this Article 8 unless and until the aggregate Damages are in excess of $100,000 (the “Deductible”) and, in such event, only for amounts in excess of the Deductible.
               (ii) The parties acknowledge that (A)except as expressly provided in this Agreement or any certificate delivered by the Company or the Parent pursuant to this Agreement, neither the Parent nor the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied and (B)except as expressly
Asset Purchase Agreement

provided in this Agreement or any certificate delivered by the Company or the Parent pursuant to this Agreement, the Purchaser is not relying and has not relied on, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
               (iii) Without limiting the effect of any other limitation contained in this Article 8, for purposes hereof, no representation or warranty of the Company is deemed to be or to have been inaccurate if:
                    (A) on or prior to the date of this Agreement, the Purchaser had specific knowledge of the inaccuracy of such representation or warranty;
                    (B) following the date of this Agreement and prior to the Closing, (I)the Purchaser obtained specific knowledge of the inaccuracy of such representation or warranty, (II)such inaccuracy, considered together with all other inaccuracies of any representations or warranties of which the Purchaser had specific knowledge, was of a nature that would have caused the condition set forth in Section 6.2(a) not to be satisfied and (III)the Purchaser elected nonetheless to proceed with the Closing;
                    (C) following the Closing, as expressly stated in the introductory language to Article 2; or
                    (D) the Company’s Senior Management had knowledge of the inaccuracy of such representation or warranty.
          (b) Purchaser’s Liability.
               (i) In no event will the Purchaser’s Liability under this Agreement (whether under this Article 8 or otherwise) exceed $5,000,000, net of any valid claims that the Purchaser may have under other provisions of this Agreement or by law. Notwithstanding anything to the contrary in this Agreement, the Parent Indemnitees will not be entitled to assert any claims for indemnification under this Article 8 unless and until the aggregate Damages are in excess of $100,000 (the “Deductible”) and, in such event, only for amounts in excess of the Deductible.
               (ii) The parties acknowledge that (A)except as expressly provided in this Agreement any certificate delivered by the Purchaser pursuant to this Agreement, the Purchaser has not made and is not making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied and (B)except as expressly provided in this Agreement or any certificate delivered by the Purchaser pursuant to this Agreement, neither the Parent nor the Company is relying and has not relied on, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
               (iii) Without limiting the effect of any other limitation contained in this Article 8, for purposes hereof, no representation or warranty of the Purchaser is deemed to be or to have been inaccurate if:
                    (A) on or prior to the date of this Agreement, the Parent or the Company had specific knowledge of the inaccuracy of such representation or warranty; or
                    (B) following the date of this Agreement and prior to the Closing; (I)the Parent or the Company obtained specific knowledge of the inaccuracy of such representation or warranty, (II)such inaccuracy, considered together with all other inaccuracies of any representations or
Asset Purchase Agreement

warranties of which the Parent or the Company had specific knowledge, was of a nature that would have caused the condition set forth in Section 6.1(a) not to be satisfied and (III)the Parent and the Company elected nonetheless to proceed with the Closing
          (c) No Limit for Fraud. Nothing in this Agreement will limit the Liability of any person to any other party for intentional fraud, willful misconduct or a breach of Article 9.
          (d) Other Benefits. The amount of any and all Damages for which indemnification is provided pursuant to this Article 8 will be net of any Tax benefit to which an Indemnified Party is entitled by reason of payment of such obligation or Liability (taking into account any tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by the Indemnified Party with respect to such Damages or any of the circumstances giving rise thereto.
     8.5 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of any Purchaser Indemnitee with respect to any and all Damages arising in connection with the Contemplated Transactions will be pursuant to the indemnification obligations set forth in Section 8.1. The Parent will not have any Liability under this Agreement except to the extent provided in Section 8.4(a)(i); provided, however, that the foregoing will not prohibit any Purchaser Indemnitee from bringing a claim for fraud against the Parent, subject in any event to Section 8.6.
     8.6 Exercise of Remedies by Purchaser Indemnitees Other than the Purchaser. No Purchaser Indemnitee (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of the other remedy.
ARTICLE 9
OTHER AGREEMENTS
     9.1 Employee Benefits. As of the Closing, the Purchaser will offer employment to each individual employed by the Company (excluding independent contractors and Thomas D. Karol, Richard A. Nowak, Gregory J. Fischer, James. J. Waibel, David G. Sisler and Thomas W. Cave) on the Closing Date (the “Company Employees”) with job positions, compensation, vacation and benefit packages substantially similar to those provided to such employees immediately prior to the Closing Date but, with respect to benefits packages, only to the extent that the Purchaser is able to provide such benefits without unreasonable costs. The immediately preceding sentence does not limit the Purchaser’s ability to alter, amend, change or add to any benefit plans or policies as it deems prudent based on business needs after the Closing. Any Company Employees accepting the Purchaser’s offer of employment shall be referred to herein as the “Hired Employees.” Notwithstanding anything herein to the contrary, the Purchaser shall honor and be responsible for all vacation benefits that the Company Employees are entitled to as of the Closing Date. The Purchaser shall be responsible for any and all liabilities, obligations and claims of any kind arising out of employment (or termination of employment, whether actual or constructive) of the Company Employees after the Closing Date, including, but not limited to, any severance, termination pay, or similar obligations with respect to employees terminated after the Closing Date or resulting from the consummation of the Transaction or from the change in any benefits provided to the Hired Employees after the Closing Date. Purchaser shall not be responsible for the matters disclosed in Section 2.18(f) of the Company Disclosure Schedule. The Purchaser shall also be responsible for any and all liabilities, obligations and claims of any kind arising out of or relating to its offers of employment to the Company Employees. The
Asset Purchase Agreement

Hired Employees shall be entitled to participate in all benefit plans and arrangements which are initially available or subsequently become available on the same basis as the Purchaser’s employees. For purposes of eligibility to participate and vesting requirements in the Purchaser’s employee benefit plans for which any Company Employee may be eligible upon hire by the Purchaser, to the extent permissible under the relevant plans, service by a Company Employee with the Company shall be deemed to have been in service with the Purchaser; provided, however, that no such service credit shall be made in connection with any stock option grants to be made by the Purchaser, if any, to such employees.
     9.2 Use of Parent’s Name.
          (a) Within fifteen (15) days after the Closing, the Purchaser and the Company agree to (i)remove “ElkCorp,” “Elcor Corporation,” “Elcor” or other similar marks and any other trademark, design or logo previously or currently used by the Parent or any of its Affiliates (the “Parent Marks”) from all buildings, signs and vehicles of the Company or any Subsidiary, and (ii)cease using the Parent Marks in electronic databases, web sites, product instructions, packaging and other materials, printed or otherwise (all such materials, together with buildings, signs and vehicles, the “Marked Assets”).
          (b) Immediately after the Closing, the Purchaser, the Company and each Subsidiary will cease using the Parent Marks in all invoices, letterhead, advertising and promotional materials, office forms and business cards.
          (c) From and after the Closing, the Purchaser, the Company and each Subsidiary will use reasonable best efforts to remove the Parent Marks from all assets of the Company and each Subsidiary (including all Marked Assets); provided, however, that in no event will the Purchaser, the Company or any Subsidiary use the Parent Marks after the three-month anniversary of the Closing Date.
          (d) The Purchaser and the Company acknowledge and agree that Parent is the owner of the Parent Marks and all goodwill attached thereto. This Agreement does not give the Purchaser, the Company or any Subsidiary the right to use the Parent Marks except in accordance with this Agreement. The Purchaser and the Company agree not to attempt to register the Parent Marks nor to register anywhere in the world a mark the same as or similar to the Parent Marks.
          (e) In no event will the Purchaser, the Company, the Subsidiary or any Affiliate of those persons advertise or hold itself out as Parent or any Affiliate of Parent after the Closing Date.
          (f) Within fifteen (15) days after the Closing, the Company will amend its organizational and governing instruments and take all other action necessary to change its name and cease using any reference to OEL, Ltd., Ortloff Engineers, Ltd. or any similar name.
          (g) Upon request by Purchaser from time to time after Closing, Parent, at its expense, will promptly arrange for the assignment to Purchaser, and recording in the name of Purchaser or its designee, of all Company Intellectual Property.
     9.3 Records Retention. The Purchaser will cause all books and records relating to the Company as of the Closing (the “Records”) to be retained for seven (7) years after the Closing. In addition, to the extent any books and records relating to the Company are retained by the Parent or the Company following the Closing (the “Retained Records”), the Parent or the Company will retain the Retained Records for seven (7) years after the Closing. During such term, each party shall allow the other parties and their representatives access to inspect or copy the Records and Retained Records, as appropriate, during normal business hours.
Asset Purchase Agreement

     9.4 Litigation.
          (a) After the Closing Date, the Purchaser will cooperate, at its expense, with the Company, the Parent and their counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Legal Proceeding involving or relating to the Business, the Assets, the Excluded Assets and the Assumed Liabilities. Neither the Company or the Parent is waiving, and will not be deemed to have waived or diminished, any of their respective attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of information to the Purchaser in connection with this Agreement and the Transaction. The Purchaser, the Company and the Parent (i)share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (ii) are or may become joint defendants in Legal Proceedings to which such protections and privileges may relate and (iii) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Legal Proceeding to which such information or communications relate. The Purchaser agrees that it will have no right or power after the Closing Date to assert or waive any such protection or privilege included in the Assets. The Purchaser will take any actions reasonably requested by the Parent or the Company, at the sole cost and expense of the Parent or the Company in order to permit the Company or the Parent to preserve and assert any such protection or privilege included in the Assets.
          (b) After the Closing Date, Parent and the Company will cooperate, at their expense, with the Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and the Retained Records in connection with, any Legal Proceeding involving or relating to the Business, the Assets, the Excluded Assets and the Assumed Liabilities. Purchaser is not waiving, and will not be deemed to have waived or diminished any of its attorney work product protections, attorney-client privileges or similar protections or privileges as a result of disclosure of information to the Parent or the Company in connection with this Agreement and the Transaction. The Purchaser, the Company and the Parent (i) share a common legal and commercial interest in all of the information and communications that may subject to such protections and privileges, (ii) are or may become joint defendants in Legal Proceedings to which such protections and privileges may relate and (iii) intend that such protections and privileges remain intact should either party become subject to any actual or threatened Legal Proceeding to which such information or communications relate. Parent and the Company agree that they will have no right or power after the Closing Date to assert or waive Purchaser’s protection or privilege included in the Assets. Parent and the Company will take any actions reasonably requested by the Purchaser, at the sole cost and expense of the Purchaser in order to permit the Purchaser to preserve and assert any of Purchaser’s protection or privilege included in the Assets.
     9.5 Collection and Turnover of Company Long Term Receivables and Scheduled Relationship Receivables.
          (a) The Company appoints the Purchaser as its attorney in fact to collect and receive payment of any and all Company Long Term Receivables. The Purchaser shall, promptly upon receipt of payment (in whole or in part) of any Company Long Term Receivable, deliver to the Parent or its assignee all funds received, less a fee payable to the Purchaser in an amount equal to ten percent (10%) of the funds delivered to Parent or, if such funds are delivered directly to the Company or Parent and the Purchaser has not received such fee, the Company or Parent shall promptly pay such fee to the Purchaser. In the event that (i) the Company or the Parent in good faith determine that the Purchaser fails to use all reasonable efforts to collect the Company Long Term Receivables, and such failure continues for more than 30 days after the Company or the Parent gives notice to Purchaser of its determination, or (ii) any of the Company Long Term Receivables are more than 120 days past due, the Company or the Parent may
Asset Purchase Agreement

terminate, at any time, the appointment of the Purchaser as the Company’s attorney in fact and, thereafter directly or indirectly, collect for its own account the Company Long Term Receivables without any further obligation to pay the Purchaser the ten percent (10%) fee referenced above. The Purchaser shall, subsequent to any such termination, cooperate, without compensation, with the Parent and the Company with respect to their efforts to collect any Company Long Term Receivable.
          (b) The Purchaser shall promptly notify the Company and the Parent of each agreement the Purchaser or its Affiliate enters into with respect to any of the Scheduled Relationships from the Closing Date until the expiration of four (4) years thereafter. An agreement, for the purposes of this Section 9.5(b) shall be deemed to have been entered into upon the earlier of (i) the execution of an agreement with respect to a Scheduled Relationship, (ii) the ordering of equipment for a prospective agreement with respect to a Scheduled Relationship or (iii) the date on which the Purchaser would be entitled to seek damages with respect to such Scheduled Relationship for a claim of infringement if the other party to the Scheduled Relationship failed to obtain a license or pay, when due, any compensation, fee or royalty. The Purchaser shall, promptly upon receipt of payment of any Scheduled Relationship Receivables, deliver to the Parent or its assignee twenty-five percent (25%) of all such funds received.
          (c) The Purchaser shall use its best efforts to collect all Company Long Term Receivables and Scheduled Relationship Receivables. Within thirty (30) days after the end of each calendar year, the Purchaser shall deliver to the Parent an accounting of all Company Long Term Receivables and Scheduled Relationship Receivables received by the Purchaser and its Affiliates and monies paid to the Company.
     9.6 Audit Rights of the Company; Parent and Purchaser.
          (a) The Purchaser shall, on a quarterly basis and at such other times as Parent may reasonably request, provide Parent with a listing of Company Long-Term Receivables and Scheduled Relationships Receivables earned, accrued or collected by the Purchaser since the date of this Agreement and the status of any of the Scheduled Relationships, each in reasonable detail and otherwise containing such information as Parent may reasonably request. Parent shall, on a quarterly basis and at such other times as Purchaser may reasonably request, provide the Purchaser with a listing of all Company Long-Term Receivables earned, accrued or collected by the Company or Parent since the date of this Agreement, in reasonable detail and otherwise containing such information as Purchaser may reasonably request.
          (b) The Company or the Parent will have the right to audit Purchaser’s books and records, including the Records, pertaining or relating to the Business, Assets, Company Long Term Receivables, Scheduled Relationships and Scheduled Relationship Receivables once every twelve (12) months. The Company or the Parent will give the Purchaser reasonable notice of its intent to audit, and the parties will attempt to schedule such audit so as to not unnecessarily interfere with the Purchaser’s operations. If an audit determines that there is any discrepancy in amounts owed by the Purchaser to the Company, such amounts will immediately be paid. The Company will be solely responsible for the costs of any audit; provided, however, that if an audit determines that the Purchaser has failed to pay and turn over to the Company an amount equal to or greater than 5% of Company Long Term Receivables and Scheduled Relationship Receivables actually paid during the period under audit, then the Purchaser shall immediately pay to the Company all costs and expenses incurred in connection with such audit.
          (c) The Purchaser will have the right to audit the Company’s and Parent’s books and records pertaining or relating to the Company Long Term Receivables once every twelve (12) months. The Purchaser will give the Company and Parent reasonable notice of its intent to audit, and the parties will attempt to schedule such audit so as to not unnecessarily interfere with the Company’s and Parent’s
Asset Purchase Agreement

operations. If an audit determines that there is any discrepancy in amounts owed by the Company or Parent to the Purchaser in connection with such Company Long Term Receivables, such amounts will immediately be paid. The Purchaser will be solely responsible for the costs of any audits; provided, however, that if an audit determines that the Company or Parent has failed to pay and turn over to the Purchaser an amount equal to or greater than 5% of the amounts payable to the Purchaser pursuant to Section 9.5(a) during the period under audit, then the Company and the Parent shall immediately pay to the Purchaser all costs and expenses incurred in connection with such audit.
     9.7 Additional Assistance. Each of the Parent, the Company and the Purchaser agree that it will:
          (a) provide assistance to the other party as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests;
          (b) make available to the other party as reasonably requested all information, records, and documents relating to Taxes concerning the Company or the Business;
          (c) provide timely notice to the other party in writing of any pending or threatened Tax audits, assessments or Tax proceedings for which such party may have a Liability under this Agreement;
          (d) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or Tax proceedings with respect to any taxable period for which such party may have a Liability under this Agreement; and
          (e) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes. Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof); provided, however, that in the event of an audit, examination, investigation or proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records will be retained until there is a final determination thereof (and the time for any appeals has expired).
ARTICLE 10
MISCELLANEOUS
     10.1 Governing Laws and Forum. Except as expressly provided in this Agreement (including Article 8 or any exhibit or schedule to this Agreement), the internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise). With respect to any action or other Legal Proceeding arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise) other than pursuant to Article 8 of this Agreement, the parties irrevocably (a)consent and submit to the exclusive jurisdiction of federal and state courts located in New Castle County, Delaware (except to the extent another provision of this Agreement specifies a different forum or procedure for a particular matter), (b)waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient and (c)WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
Asset Purchase Agreement

     10.2 Binding Effect and Assignment. This Agreement binds and benefits the parties and their respective successors and assignees, except that the Purchaser will not assign any of its rights under this Agreement prior to the Closing without the prior written consent of the Parent. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation.
     10.3 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.
     10.4 Entire Agreement. This Agreement together with its exhibits and schedules constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are superseded by this Agreement.
     10.5 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
     10.6 Expenses. Except to the extent specified otherwise in this Agreement, each party will pay its own professional fees and other expenses incurred by it in connection with this Agreement and the Contemplated Transactions.
     10.7 Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
     10.8 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
     10.9 Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing, and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 10.9 (a)personal delivery, (b)facsimile or telecopy transmission with a reasonable method of confirming transmission, (c)commercial overnight courier with a reasonable method of confirming delivery, or (d)pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 10.9 and if the intended addressee has actually received the notice.
Asset Purchase Agreement

If to the Parent:	ELK TECHNOLOGY GROUP, INC.
14911 Quorum Drive, Suite 600
Dallas, Texas 75254
Facsimile: (972) 851-0552
Attention: General Counsel

With a copy to:	Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
Facsimile: (214) 978-3099
Attention: Alan Harvey, Esq.

If to the Company:	OEL, LTD., D.B.A. ORTLOFF ENGINEERS, LTD.
14911 Quorum Drive, Suite 600
Dallas, Texas 75254
Facsimile: (972) 851-0552
Attention: General Counsel

With copies to:	ELK TECHNOLOGY GROUP, INC.
14911 Quorum Drive, Suite 600
Dallas, Texas 75254
Facsimile: (972) 851-0552
Attention: General Counsel

Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
Facsimile:(214) 978-3099
Attention: Alan Harvey, Esq.

If to the Purchaser:	TORGO LTD.
415 West Avenue, Suite 2000
Midland, Texas 79701-4438
Facsimile: (432) 685-0256
Attention: President

With a copy to:	Lynch, Chappell & Alsup, P.C.
The Summit, Suite 700
Midland, Texas 79701
Facsimile: (432) 683-2587
Attention: Thomas W. Ortloff
     10.10 Construction of Agreement.
          (a) Where this Agreement states that a party “shall” or “will” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.
          (b) In the negotiation of this Agreement, each party has received advice from its own attorney. This Agreement is not to be construed for or against any party based on which party drafted any of the provisions of this Agreement.
Asset Purchase Agreement

          (c) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.
          (d) This Agreement does not, and is not intended to, confer any rights or remedies in favor of any person other than the parties signing this Agreement, except as may be specifically set forth in other provisions of this Agreement.
          (e) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference.
          (f) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.
     10.11 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a)to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement or (b)to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.11.
     10.12 Bulk Transfer Laws. The Purchaser acknowledges that the Company will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
(This space intentionally left blank)
Asset Purchase Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

"Purchaser”	“Parent”

TORGO LTD., a Texas limited partnership	ELK TECHNOLOGY GROUP, INC., a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

“Company”

OEL, LTD., D.B.A. ORTLOFF ENGINEERS, LTD., a Nevada corporation

By:

Name:

Title:

Signature Page to Asset Purchase Agreement

EXHIBIT A
Certain Definitions
For purposes of the Agreement (including this Exhibit A):
     “AAA Rules” has the meaning set forth in Section 8.3(c)(i).
     “Acquisition” means any of the following transaction or series of transactions: (a)any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i)in which the Company is a constituent corporation, (ii)in which a person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership or voting power of securities representing more than fifty percent(50%) of the outstanding securities of any class of voting securities of the Company or (iii)in which the Company issues securities representing more than fifty percent (50%) of the outstanding voting securities of the Company; or (b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of the Company that constitute or account for fifty percent(50%) or more of the consolidated net revenues, net income or assets of the Company.
     “Affiliate” means (A)in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i)the individual, (ii)the individual’s spouse and (iii)any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals or (B)in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity.
     “Affiliated Group” means a group of corporations with which the Company or any Subsidiary has filed consolidated, combined, unitary or similar Tax Returns.
     “Affiliate Indemnified Party” has the meaning set forth in Section 9.2(a).
     “Affiliated Period” means any period in which the Company or any Subsidiary was a member of an Affiliated Group.
     “Agreement” has the meaning set forth in the introductory paragraph.
     “Assets” has the meaning set forth in Section 1.1.
     “Assumed Liabilities” has the meaning set forth in Section 1.3.
     “Best Efforts” means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as is reasonable; provided, however, that an obligation to use Best Efforts under this Agreement does not require the person subject to that obligation to take actions that would require extraordinary out-of-pocket expenditures of cash, involve commencement of legal proceedings against a third person or in a Material Adverse Change or significant diminution of the benefits to such person of the Contemplated Transactions.
     “Business” has the meaning set forth in Section 1.1.

     “business day” means any day other than Saturday, Sunday or any day on which banking institutions in the State of Texas are closed either under applicable law or action of any Governmental Entity.
     “Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Claimed Amount” has the meaning set forth in Section 8.3(a).
     “Claim Notice” has the meaning set forth in Section 8.3(a).
     “Claims” means any security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other encumbrances, claims, agreements, arrangements or commitments of any kind or character, whether written or oral and whether or not relating in any way to credit or the borrowing of money.
     “Closing” has the meaning set forth in Section 1.6.
     “Closing Date” has the meaning set forth in Section 1.6.
     “Closing Date Adjustment” has the meaning set forth in Section 1.8(a).
     “Closing Date Net Working Capital” has the meaning set forth in Section 1.8(a).
     “Closing Date Working Capital Detail” has the meaning set forth in Section 1.8(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the introductory paragraph.
     “Company Cash” means all cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with past practice.
     “Company Disclosure Schedule” has the meaning set forth in introductory language to Article 2.
     “Company Employee” has the meaning set forth in Section 9.1.
     “Company Intellectual Property” has the meaning set forth in Section 2.8(a).
     “Company Sales Agreement” means an agreement entered into by the Company or its Affiliates for the license, use, lease, sale or performance of the Company’s or its Affiliate’s technology, services or products included in the Assets.
     “Company Long Term Receivables” means, with respect to each Company Sales Agreement entered into prior to the Effective Date all amounts that are due and payable to the Company on or after the expiration of 365 days from the Effective Date.
     “Company’s Senior Management” means John Wilkinson, Joe Lynch, Hank Hudson, Richard Pitman and Don Tyler.

     “Contemplated Transactions” has the meaning set forth in Section 2.3.
     “Contract” has the meaning set forth in Schedule 1.1.
     “Controlling Party” has the meaning set forth in Section 8.3(d)(ii).
     “Damages” includes any Liabilities, losses, damages, settlements, judgments, awards, penalties, fines, costs or expenses (including, without limitation, reasonable legal, expert and consultant fees and expenses) but excluding (i)any special, indirect, consequential, exemplary and punitive damages and also excluding any damages associated with any lost profits or lost opportunities, and (ii)any legal fees incurred in connection with the dispute resolution process described in Section 8.3(c).
     “Deductible” has the meaning set forth in Section 8.4(a)(i).
     “Effective Date” means (i) if the Closing Date is on or before May 31, 2005, then the Effective Date shall be May 1, 2005 or (ii) if the Closing Date is after May 31, 2005, then the Effective Date shall be the Closing Date, provided, however, that if the Closing Date does not occur on or before May 31, 2005 primarily due to the fault of either the Parent or the Company, then the Effective Date shall be May 1, 2005.
     “Employee Benefit Plan” has the meaning set forth in Section 2.18(a).
     “Environmental law” means any law statute, rule or regulation of any Governmental Entity or the common law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i)treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii)air, water and noise pollution; (iii)groundwater and soil contamination; (iv)the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v)the protection of wild life, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi)storage tanks, vessels and containers; (vii)underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii)health and safety of employees and other persons; and (ix)manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” has the meaning set forth in the CERCLA.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 2.18(c).
     “Excluded Assets” has the meaning set forth in Section 1.2.
     “Excluded Liabilities” has the meaning set forth in Section 1.3.
     “Expected Claim Notice” has the meaning set forth in Section 8.3(e).
     “Expiration Date” has the meaning set forth in Section 5.1(c).
     “Financial Statements” has the meaning set forth in Section 2.5(a).

     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Entity” means any of the following: (i)nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii)federal, state, local, municipal, foreign or other government; or (iii)governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
     “Hired Employee” has the meaning set forth in Section 9.1.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended.
     “Indemnification Period” has the meaning set forth in Section 8.3(e).
     “Indemnified Party” has the meaning set forth in Section 8.3(a).
     “Indemnifying Party” has the meaning set forth in Section 8.3(a).
     “Initial Date Net Working Capital” has the meaning set forth in Section 1.8(a).
     “Initial Working Capital Detail” has the meaning set forth in Section 1.8(a).
     “Intellectual Property” means all of the following anywhere in the world and all legal rights, title, or interest in the following arising under the laws of the United States, any state, or any other country or international treaty regime, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals:
          (i) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part;
          (ii) all copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights;
          (iii) all mask works, mask work registrations and mask work applications, and all other rights relating to semiconductor design and topography;
          (iv) all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications;
          (v) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill of the person’s business associated with any of the foregoing;
          (vi) all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind;

          (vii) all computer software including but not limited to all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, and data relating to the foregoing;
          (viii) all databases and data collections and all rights in the same; (ix)all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in any of the foregoing;
          (x) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property;
          (xi) all tangible embodiments of any of the foregoing, in any form and in any media, in the possession of the person (or other persons engaged or retained by the person);
          (xii) all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and
          (xiii) all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing which are accrued and unpaid as of, and/or accruing after, the date of this Agreement.
     The terms “knowledge” and “known” will qualify the matter referred to as being the actual knowledge of an appropriate executive officer of the Company, the Parent or the Purchaser, as applicable.
     “law” means any foreign, federal, state or local statute, ordinance, regulation, rule, code, treaty, common law or other form of law.
     “Legal Proceeding” means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.
     “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
     “Marked Assets” has the meaning set forth in Section 9.3(a).
     “Material Adverse Change” means a change which would have a Material Adverse Effect.
     A violation or other matter is deemed to have a “Material Adverse Effect” on (i)the Purchaser, if such violation or other matter would be material on the ability of Purchaser to perform its obligations under this Agreement or on the ability of Purchaser to consummate the Contemplated Transactions, (ii)the Parent, if such violation or other matter would have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of Parent to consummate the Contemplated Transactions or (iii)the Company or any Subsidiary, if such violation or other matter either individually or in the aggregate with all other circumstances, changes or effects, has a material adverse effect on the business, assets, financial condition or results of operations of the Company and each Subsidiary, taken as a whole, but excluding (x)effects or changes that are generally applicable to the industries and markets in which the Company or any Subsidiary operates, (y)changes in the United States or world financial markets or general economic conditions or (z)effects directly or primarily arising out of the execution or delivery of this Agreement, the consummation of the Contemplated Transactions or the public announcement thereof.
     “Material Contract” has the meaning set forth in Section 2.11(a).
     “Mediation Period” has the meaning set forth in Section 8.3(c)(i).
     “Most Recent Balance Sheet” has the meaning set forth in Section 2.5(a).
     “Non-controlling Party” has the meaning set forth in Section 8.3(d)(ii).
     “Nondisclosure Agreement” has the meaning set forth in Section 5.2(a)(ii).
     “Objection Notice” has the meaning set forth in Section 8.3(b)(ii).
     “Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Company and each Subsidiary and not material to the Company or any Subsidiary.
     “Parent” has the meaning set forth in the introductory paragraph.
     “Parent Disclosure Schedule” has the meaning set forth in introductory language to Article 3.
     “Parent Indemnitees” has the meaning set forth in Section 8.2.
     “Parent Marks” has the meaning set forth in Section 9.3(a).
     “person” means any individual, Entity or Governmental Entity.
     “Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.
     “Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.
     “Purchase Price” has the meaning set forth in Section 1.2.
     “Purchaser” has the meaning set forth in the introductory paragraph.
     “Purchaser Indemnitee” has the meaning set forth in Section 8.1.
     “Purchaser Required Consents” has the meaning set forth in Section 6.2(f).
     “Records” has the meaning set forth in Section 9.3.
     “Retained Records” has the meaning set forth in Section 9.3.
     “Response” has the meaning set forth in Section 8.3(b).
     “Review Period” has the meaning set forth in Section 1.8(b).

     “Rights” has the meaning set forth in Section 1.3.
     “Scheduled Relationships” means the projects generally described on Schedule 9.5.
     “Scheduled Relationships Receivables” means with respect to any of the Scheduled Relationships as to which an agreement is entered into from the Closing Date until the expiration of four (4) years thereafter, all amounts that are due and payable to the Purchaser (or its Affiliates), or their respective successors or assigns, directly or indirectly, in connection with such Scheduled Relationship. For the purposes of this definition, an agreement shall be deemed to have been entered into on the date determined in accordance with Section 9.5(b)
     “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i)mechanic’s, materialmen’s and similar liens, (ii)liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation or (iii)liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course.
     “Shares” has the meaning set forth in the paragraph following the introductory paragraph.
     “Straddle Period” means any taxable period that begins before and ends after the Closing Date.
     “Subsidiary” means any Business Entity with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.
     “Tax” means all taxes, including gross receipts, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, license, lease, service, service use, severance, stamp, occupation, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.
     “Tax Arbitrator” means a nationally recognized accounting or law firm mutually acceptable to the parties engaged in a dispute related to a Tax Contest.
     “Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.
     “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
     “Transaction” has the meaning set forth in the paragraph following the introductory paragraph.

EXHIBIT B–1
Company Disclosure Schedule

EXHIBIT B–2
Parent Disclosure Schedule

SCHEDULE 1.1
Assets
     (a) all accounts, notes, licenses and other receivables, and all deposits, advances, prepaid expenses (except for such expenses included within the definition of Excluded Assets) and credits;
     (b) all inventories, including raw material, supplies, cleaning and maintenance supplies, office supplies, works in progress and other inventory items;
     (c) all machinery, equipment, business machines, vehicles, furniture, fixtures, parts, improvements located on real property leased by the Company, and other tangible property;
     (d) all written or oral contracts or agreements, including real property and vehicle leases (collectively, the “Contracts”);
     (e) all Company Intellectual Property, patents, copyrights, methods, know-how, software, technical documentation, trade secrets, trademarks, trade names, service marks and other intellectual property (and all rights thereto and applications therefor) which are used in the Business and as to which the Company claims an ownership interest or as to which the Company is a licensee or licensor, all trademarks and logos related thereto, and all stationary, forms, labels, brochures, advertising materials and similar items bearing any of the foregoing, but excluding any (i) trademarks, service marks, logos, trade dress, trade names and other names or identifiers of or identifying or source-identifying the Parent, any Affiliate of the Parent other than Company and each Subsidiary, or any third party, or (ii) Intellectual Property used in the business of the Parent or any Affiliate of the Parent other than the Company or a Subsidiary;
     (f) all computer hardware and equipment (i) owned, leased or licensed by the Company; or (ii)which is used exclusively in the Business, and all computer printouts, databases and related items;
     (g) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company, whether arising by way of counterclaim or otherwise;
     (h) all guarantees, warranties, indemnities and similar rights in favor of the Company;
     (i) all governmental permits, licenses or similar rights relating to the Business;
     (j) all information, files, correspondence, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, and all accounting or other books and records of the Company;
     (k) all telephone numbers and fax numbers utilized in the Business;
     (l) all other tangible and intangible assets (including the domain name “ortloff.com”) of any kind or description, wherever located, that are carried on the books of the Company or which are owned by the Company; and
     (m) subject to Section 9.2(f), all rights to the name OEL, Ltd., Ortloff Engineers, Ltd. and Ortloff.

SCHEDULE 1.3
Assumed Liabilities
     Assumed Liabilities” means
     (a) all obligations of the Company under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Assets including without limitation the agreements listed on Exhibit A of the Assignment and Assumption Agreement;
     (b) all liabilities of the Company set forth on the face of the Most Recent Balance Sheet; and
     (c) all liabilities of the Company which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course;
provided, however, that the Assumed Liabilities shall not include (i) any liability of the Company for Taxes measured on the income or revenue of the Company, (ii) any liability of the Company for transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated by this Agreement, (iii) any liability of the Company for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) any liability or obligation of the Company under this Agreement.

SCHEDULE 1.5
Allocation of Purchase Price

SCHEDULE 1.8
Working Capital Detail

SCHEDULE 6.2(f)
Purchaser Required Consents
Bank of America, N.A.
Required Holders under Note Purchase Agreement dated as of June 1, 2002
Required Holders under Note Purchase Agreement dated as of March 1, 2003
Required Holders under Note Purchase Agreement dated as of June 15, 2004
Consultancy Services Agreement, dated July 28, 2003, between OEL and Larsen & Toubro Limited
License Agreement dated effective as of June 30, 2001, between Elcor Corporation and Tengizchevroil
License Agreement dated effective November 24, 1993, between OEL and Amoco Corporation
License Agreement Concerning Amoco Sulfur Recovery Technology between The Ortloff Corporation and Standard Oil Company (Indiana)
Global Technology License Terms Agreement dated September 9, 2002, by and between ElkCorp and ExxonMobil Development Company, and six associated license agreements with Exxon affiliates

SCHEDULE 9.5
Scheduled Relationships
UOP/Foster Wheeler/Marathon Qatar
UOP/ConocoPhillips/GTL Plant Train 1
UOP/ConocoPhillips/GTL Plant Train 2
UOP/Total/Barzan Qatar
ExxonMobil/Qatargas 6
ExxonMobil/RasGas LNG Train 8
ExxonMobil/RasGas LNG Train 9